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                                                                   Exhibit 10.15

                          [LETTERHEAD OF AMAZON.COM]

July 27, 2000

Mark Britto
1200 12th Avenue South
Suite 1200
Seattle, WA 98144


Re: Promotion


Dear Mark:

I am very pleased that you have decided to accept a position as Senior Vice President responsible for marketing and cross-site merchandising. As you know, we have tremendous challenge and opportunity ahead of us, and I truly appreciate the integral role that you play in our efforts.

Your new base salary, beginning with your paycheck for July 2000, will be $150,000 annually. Amazon.com also will pay you a bonus in the amount of $2,500,000 (Two Million Five Hundred Thousand Dollars). This bonus will be paid in equal monthly installments over a thirty-month period beginning with your paycheck for July 2000 and will be subject to standard payroll practices and applicable withholding taxes. If your employment with Amazon.com terminates for any reason prior to payment of the full bonus, you will forfeit all remaining payments.

Congratulations!

Sincerely,

/s/ Jeff Bezos

Jeff Bezos
Chief Executive Officer